EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT
October 28, 2025	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M Bank Corp. Reports

THIRD Quarter 2025 AND YEAR-TO-DATE Earnings

and quarterly Dividend

Year-to-date net income exceeds the 2024 result for the same period by $3.3 million.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / October 28, 2025 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the quarter and nine months ended September 30, 2025.

Net income was $2.9 million or $0.82 per share for third quarter 2025, a 2.38% decrease over net income of $3.0 million or $0.84 per share reported for second quarter 2025. For the nine months ended September 30, 2025, net income was $8.3 million or $2.35 per share, an increase over net income of $5.0 million, or $1.44 per share, for the same period in 2024.

At September 30, 2025, the Company had total assets of $1.36 billion, total loans held for investment of $872.3 million, and total deposits of $1.24 billion. This reflects growth of $56.1 million or 4.17% in total assets, $32.4 million or 3.90% in total loans, and $40.2 million or 3.30% in total deposits since December 31, 2024. During the third quarter of 2025, total loans grew $23.5 million or 2.77% and total deposits increased by $38.9 million or 3.25%.

“For the nine months ended September 30, 2025, I am pleased to share that F&M continued to achieve consistent and improving financial results on a quarter-to-quarter basis, as well as year over year,” said CEO Mike Wilkerson. “Most significant, are four straight quarters of positive trends in the key categories of net income, net interest margin, yield on earning assets, cost of funds, return on average equity, return on average assets, and the Bank’s leverage ratio. During third quarter 2025, loans grew by $23.5 million across multiple loan categories.

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“My deep appreciation goes to all F&M team members for achieving these financial results through dedication, customer service, and community support. As a result of their efforts and a strong focus on fundamentals, tangible book value of F&M shares increased for the fourth consecutive quarter, and, as of September 30, 2025, stands at $27.631, an increase of 17.4%, or $4.10 per share year-to-date.

“A special note of thanks goes to the team of F&M Mortgage. Year-to-date, they have provided mortgage loans that enabled 176 families to purchase new homes, including 95 mortgages made to first-time home buyers. Home ownership is a primary driver in building wealth and family financial security. It is a privilege for us to support our customers’ dreams and their futures.

“We remain focused on our highest priority, which is to generate sufficient and sustainable profit. Doing so gives us the financial strength and liquidity to continue to make loans that support both businesses and individuals in the Shenandoah Valley. We are committed to serving this special and vibrant place we call home.”

THIRD QUARTER INCOME STATEMENT REVIEW

Overview

Net income for third quarter 2025 was $2.9 million or $0.82 per share. This is a decrease of $41,000 or $0.02 per share from second quarter 2025 and is attributed to higher noninterest expenses. Return on average assets was 0.87% and return on average equity was 11.99%.

Net Interest Income

For third quarter 2025, net interest income totaled $10.5 million, a decrease of $32,000 from second quarter 2025. While interest income increased by $240,000, it was offset by an increase in interest expense of $272,000. The increase in interest income resulted from growth of $23.5 million in loans held for investment, resulting in an increase in interest income on loans held for investment of $159,000. This is despite the second quarter recovery of nonaccrual interest and fees totaling $601,000 from the resolution of two nonperforming loan relationships. The increase in interest expense was due to an increase of $239,000 in expense on money market deposits due to higher average balances, and an increase of $42,000 in interest on long-term debt. This resulted from the interest rate conversion on the Company’s $7.0 million in subordinated debt from a fixed interest rate of 6.00% to a floating interest rate of Secured Overnight Financing Rate (SOFR) plus 593 basis points, or 10.25%, on August 1, 2025. The Bank’s net interest margin decreased by 12 basis points to 3.36% on a linked-quarter basis as the earning asset yield declined by 11 basis points to 5.45% and the cost of funds increased 3 basis points to 2.14%.

Provision for Credit Losses

During third quarter 2025, the Bank recorded a provision for credit losses of $539,000, a decrease from the provision of $1.2 million recorded in second quarter 2025. The portion of the provision related to loans outstanding was $595,000 and resulted from loan growth of $23.5 million, a $417,000 decline in reserves on individually analyzed loans, net charge-offs of $1.1 million, and adjustments to the Allowance for Credit Losses on Loans (“ACLL”) model. During the quarter, the portion of the provision related to unfunded commitments was a recovery of $56,000.

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Noninterest Income

Noninterest income totaled $2.7 million for third quarter 2025, a decrease of $58,000 from second quarter 2025. The decrease resulted from declines of $62,000 in wealth management income and $64,000 in title insurance income, which were partially offset by increases of $68,000 in mortgage banking income and $40,000 in service charges on deposits. Combined, remaining noninterest income categories declined $40,000.

Noninterest Expenses

Noninterest expenses totaled $9.3 million for third quarter 2025, compared to $8.7 million in second quarter 2025, an increase of $609,000. Salary expense increased by $380,000, ATM and check card fees increased $155,000, and data processing expenses increased $59,000. There was a combined increase of $15,000 in the remaining noninterest expense categories.

YEAR-TO-DATE INCOME STATEMENT REVIEW

Overview

Net income for the first nine months of 2025 was $8.3 million or $2.35 per share. This is an increase of $3.3 million or $0.91 per share over the same period in 2024 and is attributed to higher net interest income. Return on average assets was 0.85% and return on average equity was 12.04%.

Net Interest Income

In 2025, net interest income for the first nine months totaled $30.5 million, an increase of $5.6 million over the same period in 2024, as interest income increased by $2.5 million and interest expense decreased by $3.1 million. The increase in interest income resulted from an increase of $888,000 in interest and fees on loans held for investment due to growth of $18.9 million in average loan balances. There was a net increase of $404,000 in interest on interest-bearing cash and federal funds sold, due to an increase of $20.5 million in average balances in those investments. Interest income from investment securities increased by $1.3 million. The decrease in interest expense was driven by a decrease in deposit interest expense of $1.5 million due to a shift from time deposits to money market accounts, and a decline of $1.7 million on short-term debt. The Bank’s net interest margin increased by 60 basis points to 3.33% from 2024, as the earning asset yield increased 25 basis points to 5.48%, while cost of funds decreased 33 basis points to 2.18%.

Provision for Credit Losses

During the first nine months of 2025, the Bank recorded a provision for credit losses of $1.6 million, an increase from the provision of $1.3 million recorded over the same period last year. The provision related to loans was $1.5 million, an increase of $147,000, reflecting higher net charge-offs and continued loan growth within pooled loan segments, partially offset by lower reserves on individually analyzed loans. During the first nine months of 2025, the portion of the provision related to unfunded commitments was $125,000, a $207,000 increase over the recovery that was recorded for the same period in 2024.

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Noninterest Income

Noninterest income totaled $8.4 million for the first nine months of 2025, an increase of $281,000 over the first nine months of 2024. The increase resulted from growth of $307,000 in title insurance income, $223,000 in card services and interchange income, $86,000 in service charges on deposits, and $42,000 in wealth management income. These increases were offset by a decline of $435,000 in mortgage banking income. Combined, remaining noninterest income categories increased $58,000.

Noninterest Expenses

Noninterest expenses totaled $27.6 million for the first nine months of 2025, compared to $26.3 million in the first nine months of 2024, an increase of $1.3 million. A large part of this increase is $749,000 in employee benefits expense, largely due to gains on pension distributions of $580,000 that reduced expense in 2024. The Company’s pension plan was amended on February 15, 2023 to stop the accrual of future benefits and was terminated on June 1, 2024. Other increases included $293,000 in legal and professional fees, $280,000 in data processing expense, $233,000 in salary expense, and $129,000 in ATM and check card fees. Other operating expenses decreased by $220,000. There was a combined decrease of $163,000 in the remaining noninterest expense categories.

BALANCE SHEET REVIEW

On September 30, 2025, assets totaled $1.36 billion, an increase of $56.1 million from December 31, 2024. Total loans held for investment increased by $32.4 million to $872.3 million. Since the end of 2024, loans secured by farmland increased $25.1 million, residential mortgage loans increased $20.9 million, non-owner-occupied commercial real estate loans grew $16.2 million, owner-occupied commercial real estate loans grew $6.1 million, and residential construction loans increased by $6.7 million. Other construction and land development loans decreased $15.9 million, commercial and industrial loans decreased $7.7 million and automobile loans declined $20.8 million. Remaining loan categories increased by a combined $1.7 million.

Investment securities increased by $1.8 million during the first nine months of 2025, the result of purchases of $40.9 million that were partially offset by $50.7 million in bond calls and maturities, and paydowns on U.S. Agency mortgage-backed securities. Other changes included net premium amortization of $500,000, and a $12.0 million improvement in unrealized loss on the bond portfolio. Since December 31, 2024, unrealized loss in the securities portfolio has declined from $35.2 million to $23.2 million.

Total deposits on September 30, 2025, were $1.24 billion, an increase of $40.2 million due to growth of $20.6 million in noninterest bearing deposits and $19.6 million in interest-bearing deposits during the first nine months of 2025.

Shareholders’ equity increased by $15.4 million to $101.5 million due to $8.3 million in net income, $9.5 million in other comprehensive income, $304,000 in shares issued, and $230,000 in stock-based compensation. These increases were offset by $2.8 million in dividends paid and $269,000 in share repurchases. Tangible book value per share increased from $23.531 at December 31, 2024, to $27.631 at September 30, 2025.

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LIQUIDITY

The Company’s on-balance sheet asset liquidity includes cash and cash equivalents, unpledged investment securities, and loans held for sale, which totaled $285.3 million at September 30, 2025, an increase from $243.0 million at December 31, 2024.

As of September 30, 2025, the Bank had access to off-balance sheet liquidity through unsecured Federal funds lines totaling $90.0 million. The Bank also had a secured line of credit with the Federal Home Loan Bank (FHLB) with available credit of $168.3 million as of September 30, 2025. The FHLB line of credit is secured by a blanket lien on qualifying loans. The Bank also pledged securities with a collateral value of $116.2 million to the Federal Reserve Bank discount window which may be used for overnight borrowings.

LOAN PORTFOLIO

The Company’s loan portfolio is diversified, with its largest segment being residential mortgage loans which totaled $240.1 million, representing 27.53% of total loans at September 30, 2025. Total commercial real estate loans, both owner-occupied and non-owner-occupied, constituted $206.7 million or 23.69% of total loans. Automobile loans originated by the dealer finance division totaled $75.1 million or 9.57% of the portfolio. A breakdown of the loan portfolio segments as of September 30, 2025, and for the preceding four quarters can be found under the heading “Performance Summary” in the table accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total loans were 0.85% at September 30, 2025, compared to 0.84% at December 31, 2024. Net charge-offs as a percentage of average loans were 0.49% for third quarter 2025 compared to 0.25% for second quarter 2025.

The ACLL was $7.8 million at September 30, 2025, a decrease of $464,000 from $8.1 million at December 31, 2024. The decrease in the ACLL reflects changes in the loan portfolio mix and lower net charge-offs. Loan growth was concentrated in strong-performing segments such as farmland and residential mortgages, which have historically experienced minimal losses, while balances in higher-risk categories, including construction and automobile loans, declined. The reserve for unfunded commitments was $773,000 at September 30, 2025, compared to $649,000 at December 31, 2024.

DIVIDEND DECLARATION

On October 22, 2025, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $26.95 per share, this constitutes a 3.9% yield on an annualized basis. The dividend will be paid on November 28, 2025, to shareholders of record as of November 14, 2025.

1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains more committed than ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

	At and for the Three Months Ended					Year to Date
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024	9/30/2025	9/30/2024
Selected Income Statement Data
Interest and dividend income	$17,052	$16,812	$16,264	$16,896	$16,290	$50,129	$47,586
Interest expense	6,557	6,285	6,820	7,785	7,797	19,664	22,766
Net interest income	10,495	10,527	9,444	9,111	8,493	30,465	24,820
Provision for (recovery of) provision for credit losses	539	1,187	(104)	1,075	902	1,622	1,268
Net interest income after (recovery of) provision for credit losses	9,956	9,340	9,548	8,036	7,591	28,843	23,552
Noninterest income	2,734	2,792	2,847	2,682	2,758	8,369	8,088
Noninterest expenses	9,321	8,712	9,524	8,180	9,675	27,556	26,255
Income tax expense (benefit)	445	455	414	278	(110)	1,315	360
Net Income	$2,924	$2,965	$2,457	$2,260	$784	$8,341	$5,025

Key Performance Ratios
Return on average assets[1,6]	0.87%	0.91%	0.76%	0.67%	0.24%	0.85%	0.51%
Return on average equity[1,6]	11.99%	12.81%	11.31%	10.17%	3.66%	12.04%	8.37%
Net interest spread [6]	3.31%	3.45%	3.13%	2.88%	2.74%	3.30%	2.72%
Net interest margin [6]	3.36%	3.48%	3.15%	2.91%	2.75%	3.33%	2.73%
Yield on earning assets [6]	5.45%	5.56%	5.43%	5.40%	5.28%	5.48%	5.23%
Cost of funds [6]	2.14%	2.11%	2.30%	2.52%	2.54%	2.18%	2.51%
Noninterest income to average assets [6]	0.82%	0.86%	0.88%	0.80%	0.83%	0.85%	0.83%
Noninterest expense to average assets [6]	2.78%	2.68%	2.96%	2.44%	2.92%	2.81%	2.68%

Share and Per Share Data
Net income (basic and diluted)	$0.82	$0.84	$0.70	$0.64	$0.23	$2.35	$1.44
Book value per share	28.52	26.56	25.62	24.43	25.93	28.52	25.93

Selected Balance Sheet Data
Assets	$1,358,109	$1,311,924	$1,312,159	$1,302,011	$1,344,601	$1,358,109	$1,344,601
Securities available for sale	329,423	340,021	321,158	327,670	376,159	329,423	376,159
Loans held for sale	1,288	2,280	634	2,283	1,834	1,288	1,834
Loans held for investment	872,308	848,773	827,007	839,949	830,717	872,308	830,717
Allowance for credit losses	7,848	8,312	7,762	8,129	8,028	7,848	8,028
Deposits	1,235,341	1,196,451	1,200,021	1,195,105	1,218,294	1,235,341	1,218,294
Non-interest bearing	280,937	278,322	271,400	260,301	270,789	280,937	270,789
Interest bearing	954,404	918,129	928,621	934,804	947,505	954,404	947,505
Borrowings	7,000	6,996	6,986	6,975	21,965	7,000	21,965
Short-term debt	-	-	-	-	15,000	-	15,000
Long-term debt	7,000	6,996	6,986	6,975	6,965	7,000	6,965
Shareholders' equity	101,493	94,741	91,311	86,138	89,994	101,493	89,994
Average shares outstanding (basic and diluted)	3,558,868	3,564,133	3,530,708	3,522,756	3,519,182	3,551,339	3,508,958

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

Loan Data
Residential construction	$31,805	$26,173	$24,377	$25,102	$26,649	$31,805	$26,649
Other construction and land development	42,281	38,807	61,275	58,208	61,568	42,281	61,568
Secured by farmland	111,163	105,235	88,323	86,016	83,326	111,163	83,326
Home equity	50,401	51,364	50,245	49,542	47,396	50,401	47,396
Residential mortgage loans	240,139	234,870	225,467	219,218	214,731	240,139	214,731
Multifamily	14,621	11,185	10,670	10,805	10,942	14,621	10,942
Owner occupied commercial real estate	92,302	94,021	81,724	86,168	82,577	92,302	82,577
Non-owner occupied commercial real estate	114,375	104,415	97,177	98,189	98,527	114,375	98,527
Commercial and industrial loans	75,111	75,547	72,398	82,829	74,251	75,111	74,251
Credit card and other consumer loans	12,242	12,592	13,273	14,451	14,988	12,242	14,988
Automobile loans	83,458	90,016	97,637	104,271	110,952	83,458	110,952
Other loans	4,410	4,548	4,441	5,150	4,810	4,410	4,810
Total loans held for investment	$872,308	$848,773	$827,007	$839,949	$830,717	$872,308	$830,717

Asset Quality
Nonperforming loans to total loans[3]	0.85%	0.90%	1.08%	0.84%	0.79%	0.85%	0.79%
Allowance for credit losses to total loans[2]	0.90%	0.98%	0.94%	0.97%	0.97%	0.90%	0.97%
Allowance for credit losses to nonperforming loans	105.31%	108.60%	86.76%	114.90%	122.06%	105.31%	122.06%
Nonperforming assets to total assets[4]	0.55%	0.58%	0.69%	0.55%	0.49%	0.55%	0.49%
Net charge-offs to average loans[3,6]	0.49%	0.25%	0.09%	0.45%	0.32%	0.28%	0.27%

Capital Ratios[5]
Leverage	8.69%	8.68%	8.50%	8.23%	8.20%	8.69%	8.20%
Risk-based capital ratios:
Common equity tier 1 capital	12.76%	12.73%	12.57%	12.42%	12.28%	12.76%	12.28%
Tier 1 capital	12.76%	12.73%	12.57%	12.42%	12.28%	12.76%	12.28%
Total capital	13.69%	13.73%	13.50%	13.39%	13.23%	13.69%	13.23%

Other Data
Number of banking offices	14	14	14	14	14	14	14
Number of full-time equivalent employees	170	172	170	169	170	170	170

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F&M BANK CORP.

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)

	At
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,358,109	$1,311,924	$1,312,159	$1,302,011	$1,344,601
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(63)	(70)	(78)	(86)	(93)
Tangible assets (Non-GAAP)	$1,354,964	$1,308,772	$1,308,999	$1,298,843	$1,341,426

Total Shareholders' Equity (GAAP)	$101,493	$94,741	$91,311	$86,138	$89,994
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(63)	(70)	(78)	(86)	(93)
Tangible common equity (Non-GAAP)	$98,348	$91,589	$88,151	$82,970	$86,819

Tangible Common Equity to Tangible Assets ratio	7.26%	7.00%	6.73%	6.39%	6.47%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$98,348	$91,589	$88,151	$82,970	$86,819
Common shares outstanding, ending	3,559,084	3,567,056	3,563,910	3,525,655	3,471,291
Tangible Book Value Per Share	$27.63	$25.68	$24.73	$23.53	$25.01

1 Ratios are primarily based on daily average balances.

2 Calculated based on Loans Held for Investment, excludes Loans Held for Sale.

3 Calculated based on 90 day past due loans and non-accrual loans to Total Loans.

4 Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.

5 Capital ratios are for Farmers & Merchants Bank.

6 Annualized

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